                    SECURITIES AND EXCHANGE COMMISSION
                          Washington D.C.  20549

                                Form 8-K

                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15 (D) OF THE
                     SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)         July 13, 1999
                                                      --------------------




                           QUALITY SYSTEMS, INC
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           (Exact name of registrant as specified in its charter)




    California                   0-13801                    95-2888568
-------------------         ------------------         -------------------
 (State or other         (Commission File Number)       (I.R.S. Employer
   jurisdiction                                        Identification No.)
 of incorporation)



17822 East 17th Street, Suite 210, Tustin, California        92780
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      (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code     (714) 731-7171
                                                    ----------------------



                              Not Applicable
--------------------------------------------------------------------------
       (Former name or former address, if changed since last report.)

Item 6.  Resignation of Registrant's Director.

On July 13, 1999, Donald A. Cook resigned as a Director of the Company and delivered a letter describing his disagreements with the Company's Directors and management as to certain policies and practices. He subsequently requested that the matter be disclosed. A copy of Mr. Cook's letter is filed as Exhibit 17.1 to this Report.

In summary, Mr. Cook says he disagrees with the Board's treatment of a purported "offer" to buy the Company; with the selection of counsel to represent the Directors in a derivative lawsuit; with adoption of an amendment of the Bylaws; with rejection of Lawndale Capital's proposals; and with a purported "mandate" that the Directors refrain from speaking with shareholders. A full description of Mr. Cook's disagreements is set forth in his letter.

Management's Comments on Mr. Cook's Letter.

On July 15, 1999, two days after delivery of Mr. Cook's resignation letter and one day after his request that it be disclosed, Mr. Cook became a nominee for election as a Director of the Company as one of the persons proposed by Lawndale Capital Management, LLC. Accordingly, Mr. Cook's letter appears to be part of Lawndale's campaign to solicit proxies in opposition to the Company's management.

Management believes that the descriptions provided by Mr. Cook in his letter and in subsequent public statements to the press are incorrect, incomplete and misleading. While management does not intend to respond in this Report to every allegation contained in Mr. Cook's letter, it will address some of the more important matters.

First, the Company believes that the proposal made to the Company in December 1998, which Mr. Cook incorrectly characterizes as an "offer," was wholly inadequate and lacking in substance, and that the directors acted properly and consistently with their fiduciary duties in deciding to reject the proposal. Second, with regard to the pending derivative lawsuit, the Company does not believe that counsel representing the directors has any conflict of interest that precludes it from representing the directors in the proceeding.

Mr. Cook also takes exception to the recent Bylaw amendment which was approved by the board, requiring that the Company indemnify its directors and officers to the fullest extent permitted by California law and the Company's Articles of Incorporation and Bylaws. A copy of the Bylaw amendment is filed herewith as Exhibit 3.1 to this Report.

It appears that Mr. Cook fails to understand the purpose and effect of the Bylaw amendment of which he complains. The amendment simply says that the Company shall (rather than "may") indemnify directors, officers and employees, subject to the processes and safeguards already contained in the Bylaws and in California law, and that this protection cannot be retroactively terminated. The Bylaw amendment confers no benefit whatsoever on any of the Directors except Mr. Cook himself and Mr. Patrick Cline. The five other Directors are parties to indemnity agreements entered into and fully disclosed some years ago, which provide them with protection at least as complete as the amended Bylaws. The Company believes, however, that non-director officers and employees of the Company might be reassured by the amendment.

Mr. Cook is closely aligned with Lawndale, as evidenced by his recent inclusion on Lawndale's proposed slate of director nominees, and he accordingly expresses support for Lawndale's proposals. The Company believes that many of Lawndale's proposals further Lawndale's own agenda with respect to the Company and are not in the best interests of the shareholders of the Company as a whole.

Finally, the Company believes that Mr. Cook's resignation and his opposition to many of the Board's recent actions relate at least in part to the Company's rejection of Mr. Cook's request to pay him a $48,000 consulting fee (plus out-of-pocket expenses) after he joined the Board of Directors.


Item 7.  Financial Statements and Exhibits.

    (a)  Financial statements of businesses acquired.
         None.

    (b)  Pro forma financial information.
         None.

    (c)  Exhibits.
         The Exhibits listed on the accompanying Index to Exhibits on Page 5 are filed as part of this report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        QUALITY SYSTEMS, INC.




July 20, 1999                           By:  /s/  Robert G. McGraw
                                           -------------------------------
                                           Robert G. McGraw
                                           Chief Financial Officer

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                             INDEX TO EXHIBITS


                                                                Sequential
                                                                      Page
Exhibit                                                                No.
-------                                                         ----------

   3.1    Text of Section 11 of Article VI of the Company's          6
            Bylaws regarding mandatory indemnification of directors, officers, employees and agents of the corporation.


  17.1    Text of resignation letter of Donald A. Cook               8
            dated July 13, 1999.

                             EXHIBIT  3.1

                                                               EXHIBIT 3.1


Section 11. INDEMNIFICATION MANDATORY.

The corporation shall indemnify each director, officer, employee or agent of the corporation to the fullest extent that the corporation has power to indemnify such persons under applicable provisions of California law and the Articles of Incorporation of the corporation with respect to any matter which might be the subject of indemnification under this Article
VI. Any repeal or modification of the provisions of this Article VI shall not adversely affect any rights or protections of any director, officer, employee or agent of the corporation existing at the time of such repeal or modification.

                             EXHIBIT  17.1

                                                              EXHIBIT 17.1


                             Donald A. Cook
                          19235 Northfleet Way
                            Tarzana, CA 91356


July 13, 1999


Mr. Sheldon Razin
President and Chairman
Quality Systems, Inc.
Tustin, California


                              VIA FACSIMILE


Dear Shelly:

I joined the board of QSII at your request in September of 1998. At that time, you and I both believed I could add considerable value to QSII because of my expertise in marketing and management, particularly in the physician practice management sector. I brought experience in both public and private companies from start up to over $500 million in annual sales. I understood the relationships that any public company has with its customers, shareholders and competitors. I looked forward to making a positive contribution and attempted to learn as much as I could about the Company and its stakeholders.

We both acknowledged going in that there were some challenges. Over time, I made a number of suggestions regarding the integration of the subsidiary companies, the process for business and marketing planning, marketing strategy and developing relationships with investment analysts. While these ideas were not rejected outright, follow-up was not forthcoming and I am disappointed in the progress the Company has made. It is in this context and with some difficulty that I feel it is necessary and in the best interests of all shareholders that I write this letter.

After considerable thought regarding the actions I have observed as a Director of QSII, I have concluded that I fundamentally disagree with a number of key decisions made by you and approved by the board in recent months. I believe that these actions are indicative of both a lack of support for good corporate governance practices as well as a general disregard for the interests of QSII shareholders. I specifically refer to following actions:

     Having received an offer in December of 1998 to buy the company at a substantial premium to the market value, you failed to notify the board or to organize a transaction committee to review the offer. I heard about the offer for the first time in March of 1999 even though a board meeting was conducted in February of 1999 where a discussion of the proposed acquisition could have occurred.

     After learning of the derivative lawsuit filed on behalf of the Company against you and certain board members, you sought a resolution by the board specifically approving all of your actions regarding the rejection of the acquisition proposal, presumably to distance yourself as much as possible from the actions.

     O'Melveny and Myers was retained to represent the board in its response to the lawsuit brought on behalf of QSII. This same firm is representing QSII in at least one other lawsuit involving shareholders. This seeming conflict of interest was dismissed as inconsequential upon questioning.

     During the board conference call of July 6th, you read to the board and, without prior review, called for a vote on a proposed amendment to the bylaws of the corporation to ensure that all directors and officers of the Company would be fully indemnified against any liabilities arising out of the derivative suit, even if the existing director's and officer's liability insurance did not cover the liability. The amendment also assured that this indemnification could not be revoked for any reason by any power in the future. You told us that "the lawyers" recommended it. I voted against this amendment and believe it to be self-serving. Even though other directors are named in the suit, you alone acted on behalf of the board in your response to the acquisition proposal. If all of those actions are deemed to be within acceptable business judgement standards, there isn't any reason why the existing D&O insurance wouldn't cover you. I have yet to see the text to the amendment.

     Upon receipt of the shareholder proposal from Lawndale Capital, the attitudes and actions have been combative. I counseled very early on that many of the proposal elements were sound corporate governance and that the Company could avoid costly and counterproductive diversions by simply adopting most or all of the proposal immediately. Instead, the Company retained legal counsel to research and prepare a lengthy response requesting the SEC to drop the shareholder proposal. After all of this effort and expense was directed toward fighting the proposal, your statement regarding QSII's agreeableness to including the proposal and that you, "only wanted to see if it was okay with the SEC" is at best misleading to shareholders who may be following the Company's actions.

     Particularly troubling to me is your mandate that the board refrain from speaking with any shareholders of the Company. I feel it is my duty and obligation to understand the views of my primary constituent group as I am formulating opinion regarding direction and management for the company.

     Finally, I believe the Company's posture with respect to the shareholder proposal and, separately, to Ahmed Hussein's position will result in a very costly proxy contest that will ultimately directly impact shareholder value. You and the board should have approached these constituents both separately and together, if need be, with an openly conciliatory mindset and a goal of mutual agreement.

The delayed integration of the subsidiary divisions and the poor performance of the Company with respect to plan are truly management

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issues and are the concern of the board only from an oversight and advisory capacity. The management team should be held accountable to the board for the results. Given the results of the company over the past year, asking for and receiving additional compensation and stock options is inappropriate. This board needs to better evaluate the actual performance of the Company and of the management and act accordingly.

Given these actions, I find it impossible for me to fulfill my fiduciary duties to the Company and its shareholders. As a result, effective today, July 13, 1999, I am hereby resigning as a director of QSII.


Sincerely,


/s/Donald A. Cook
--------------------
Donald A. Cook




Copy to QSII Board of Directors